                                                                EXHIBIT 1.5

MONY Life Insurance Company of America will pay the benefits provided in this Policy, subject to all the policy provisions.

INSURED:                         JOHN DOE
POLICY NUMBER:                   B 0000-00-00
POLICY DATE:                     01-01-1995
INITIAL SPECIFIED AMOUNT:        $100,000
ISSUE AGE:                       35
DATE OF ISSUE:                   01-01-1995
CLASS:                           Standard Class
_____________________________________________________________________________
Brief Description

THIS IS A FLEXIBLE PREMIUM VARIABLE LIFE TO AGE 95 POLICY. Specified Amount may be increased or decreased. Net premiums may be allocated to one or more sub-accounts of the Variable Account or to the Guaranteed Interest Account
(GIA). If the values have been sufficient to continue the Policy in force: death proceeds are payable in event of death before Age 95; surrender value is payable if Insured is living at Age 95. Some benefits reflect investment results. Flexible premiums until Age 95. Nonparticipating (no dividends payable).
______________________________________________________________________________
IMPORTANT NOTICE(S)

This Policy is a legal contract between the rightsholder and MONY Life Insurance Company of America. READ YOUR POLICY CAREFULLY.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) MAY INCREASE OR DECREASE DEPENDING ON INVESTMENT RESULTS. BUT THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT IN FORCE LESS ANY DEBT. SEE DEATH PROCEEDS
- DEATH BENEFIT OPTIONS SECTION TO DETERMINE DEATH PROCEEDS.

THE ACCOUNT VALUE IN THE VARIABLE ACCOUNT INCREASES OR DECREASES DEPENDING ON INVESTMENT RESULTS. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE, CASH VALUE OR SURRENDER VALUE. SEE ACCOUNT VALUE, CASH VALUE, SURRENDER AND SUB-ACCOUNT UNIT VALUE SECTIONS.

RIGHT TO RETURN POLICY - THIS POLICY MAY BE RETURNED TO US DURING A
PERIOD THAT STARTS WITH ITS DELIVERY AND ENDS ON THE LATEST OF: (A) 10 DAYS AFTER ITS DELIVERY TO THE RIGHTSHOLDER; (B) 45 DAYS AFTER PART 1 OF THE APPLICATION IS SIGNED; AND (C) 10 DAYS AFTER WE MAIL OR DELIVER A NOTICE OF WITHDRAWAL RIGHT. THE POLICY MAY BE RETURNED BY DELIVERY OR MAIL, ALONG WITH A WRITTEN NOTICE TO CANCEL IT, TO OUR HOME OFFICE, A LOCAL OFFICE OF OURS, OR TO THE REGISTERED REPRESENTATIVE WHO SOLD IT. WE WILL THEN PROMPTLY REFUND ANY PREMIUMS PAID. NOTICE GIVEN BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED AND POSTAGE PREPAID. THE POLICY WILL BE CONSIDERED NEVER TO HAVE
BEEN ISSUED.

B1-96                                                                    Page 1

                               TABLE OF CONTENTS

SECTION
 1  Schedule of Benefits, Premiums and Charges
 2  Guaranteed Monthly Insurance Rates
 3  Variable Account, the Funds and Sub-Accounts
 4  Will Pay
 5  Definitions
 6  Dates and Policy Periods
 7  Definition of Life Insurance Test
 8  Death Proceeds - Death Benefit Options
 9  Premiums
10  Grace Period
11  Reinstatement
12  Beneficiary
13  Rights
14  Optional Policy Changes
15  Transfers
16  The Variable Account
17  The GIA
18  Cash Value
19  Account Value
20  Sub-Account Unit Value
21  Monthly Deduction
22  Cost of Insurance
23  Insurance Rate
24  Continuation of Insurance
25  Basis of Calculation
26  Surrender
27  Partial Surrender
28  Loans
29  Loan Account
30  General Provisions
31  Settlement Options
 *  Endorsements, if any
 *  Riders, if any
 *  Application
_________________________________________________________________________

MONY LIFE INSURANCE COMPANY OF AMERICA
OPERATIONS CENTER:
ONE MONY PLAZA
P.O. BOX 4830
SYRACUSE, NY 13221
1-800-487-6669

                 1. SCHEDULE OF BENEFITS, PREMIUMS AND CHARGES

FLEXIBLE PREMIUM VARIABLE LIFE POLICY

DEATH BENEFIT OPTION 1 IN EFFECT
SPECIFIED AMOUNT IN FORCE - $100,000 - INITIAL SPECIFIED AMOUNT MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT - SEE SECTION 2 TARGET DEATH BENEFIT IN FORCE $100,000 - INITIAL TARGET DEATH BENEFIT SCHEDULE OF TARGET DEATH BENEFIT - SEE SECTION 1
DEFINITION OF LIFE INSURANCE - GUIDELINE PREMIUM TEST
DEATH BENEFIT PERCENTAGE - SEE TABLE OF DEATH BENEFIT PERCENTAGES

FIRST PREMIUM $915.00

SCHEDULED PREMIUMS - $915.00 AT 12 POLICY MONTH INTERVALS MEASURED
FROM 1-01-1995.

GUIDELINE PREMIUM LIMITATION AS OF POLICY DATE  $15,356.19

GUARANTEED INTEREST ACCOUNT LIMITATION - (SEE PREMIUM SECTION) $250,000 MAXIMUM ISSUE AGE - 80

NUMBER OF GUARANTEED FREE TRANSFERS DURING A POLICY YEAR - 12
CHARGE ON EXCESS TRANSFERS: CURRENT - $25 (SUBJECT TO CHANGE;
                                           SEE TRANSFER SECTION)
                            GUARANTEED MAXIMUM - $25

MONTHLY MORTALITY AND EXPENSE RISK CHARGE  POLICY YRS 1-10   .5% (.60% ANNUALLY)
                                           POLICY YRS 11+  .025% (.30% ANNUALLY)

SALES CHARGE - 9% OF PREMIUMS RECEIVED EACH YEAR UP TO THE TARGET PREMIUM
               DURING YEARS 1 THROUGH 10
               0% OF PREMIUMS RECEIVED DURING YEARS 11 THROUGH 20

TARGET PREMIUM $XX.XX
SALES CHARGE REFUND - SALES CHARGE COLLECTED DURING THE FIRST POLICY YEAR FOR FIRST YEAR OF AN INCREASE IN SPECIFIED AMOUNT WILL BE REFUNDED UPON A FULL SURRENDER IN POLICY YEARS 1 THROUGH 3 ACCORDING TO THE FOLLOWING SCHEDULE:

YEAR 1 - 100%
YEAR 2 - 66.67%
YEAR 3 - 33.33%

PREMIUM TAX CHARGE - 2% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHANGES IN APPLICABLE STATE TAX LAWS OR COST TO THE COMPANY.

FEDERAL TAX CHARGE - 1.25% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHANGES IN APPLICABLE FEDERAL TAX LAWS OR COST TO THE COMPANY.

ADMINISTRATIVE CHARGE - $12.50 PER MONTH DURING THE FIRST THREE POLICY YEARS - $7.50 PER MONTH ON AND AFTER THE THIRD POLICY ANNIVERSARY - BOTH AMOUNTS ARE INCLUDED AS APPLICABLE IN THE MONTHLY DEDUCTION ON A MONTHLY ANNIVERSARY DAY.

UNDER THE TERMS OF THE POLICY, THE SCHEDULED PREMIUM SHOWN ABOVE MAY NOT CONTINUE THE POLICY INFORCE TO AGE 95 EVEN IF THIS AMOUNT IS PAID AS SCHEDULED. THE PERIOD FOR WHICH THE POLICY WILL CONTINUE WILL DEPEND ON: THE AMOUNT OF PREMIUMS PAID; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS; CHANGES IN INTEREST CREDITED, EXPENSES, FUND PERFORMANCE AND MORTALITY DEDUCTIONS; DEDUCTIONS FOR RIDERS AND ANY BENEFITS AND PARTIAL SURRENDERS AND POLICY LOANS. ELECTION OF THE GUARANTEED DEATH BENEFIT RIDER CAN PROVIDE FOR GUARANTEED CONTINUATION OF THE POLICY IF CERTAIN REQUIREMENTS ARE MET.


B 0000-00-00                                                          PAGE 3

SECTION 1. CONTINUED
TABLE OF DEATH BENEFIT PERCENTAGES:
GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST
------------------------------------------


                                          APPLICABLE DEATH
                ATTAINED AGE             BENEFIT PERCENTAGE
               --------------            ------------------
                40 and under                    250%
                41                              243%
                42                              236%
                43                              229%
                44                              222%
                45                              215%
                46                              209%
                47                              203%
                48                              197%
                49                              191%
                50                              185%
                51                              178%
                52                              171%
                53                              164%
                54                              157%
                55                              150%
                56                              146%
                57                              142%
                58                              138%
                59                              134%
                60                              130%
                61                              128%
                62                              126%
                63                              124%
                64                              122%
                65                              120%
                66                              119%
                67                              118%
                68                              117%
                69                              116%
                70                              115%
                71                              113%
                72                              111%
                73                              109%
                74                              107%
                75-90                           105%
                91                              104%
                92                              103%
                93                              102%
                94                              101%
                95                              100%

                                                       Page 3A

                              SUPPLEMENT TO RIDER
         TARGET DEATH BENEFIT SCHEDULE - TABLE OF TARGET DEATH BENEFITS


POLICY             TARGET DEATH             POLICY        TARGET DEATH
 YEAR                BENEFIT                 YEAR            BENEFIT
 1                 $250,000                 26            $250,000
 2                 $250,000                 27            $250,000
 3                 $250,000                 28            $250,000
 4                 $250,000                 29            $250,000
 5                 $250,000                 30            $250,000
 6                 $250,000                 31            $250,000
 7                 $250,000                 32            $250,000
 8                 $250,000                 33            $250,000
 9                 $250,000                 34            $250,000
10                 $250,000                 35            $250,000
11                 $250,000                 36            $250,000
12                 $250,000                 37            $250,000
13                 $250,000                 38            $250,000
14                 $250,000                 39            $250,000
15                 $250,000                 40            $250,000
16                 $250,000                 41            $250,000
17                 $250,000                 42            $250,000
18                 $250,000                 43            $250,000
19                 $250,000                 44            $250,000
20                 $250,000                 45            $250,000
21                 $250,000                 46            $250,000
22                 $250,000                 47            $250,000
23                 $250,000                 48            $250,000
24                 $250,000                 49            $250,000
25                 $250,000                 50            $250,000

2. GUARANTEED MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT. RATES ARE PER $1,000 OF AMOUNT AT RISK - SEE COST OF INSURANCE SECTION. (RATES INCLUDE ADJUSTABLE TERM RIDER)
______________________________________________________________________________


     INSURED'S                       INSURED'S
     ATTAINED                        ATTAINED
       AGE              RATE           AGE              RATE
     _________         ______        _________         ______
        35              0.14            65               1.77
        36              0.15            66               1.96
        37              0.16            67               2.17
        38              0.17            68               2.40
        39              0.18            69               2.64
        40              0.19            70               2.92
        41              0.21            71               3.29
        42              0.22            72               3.61
        43              0.24            73               4.03
        44              0.26            74               4.51
        45              0.28            75               5.02
        46              0.30            76               5.57
        47              0.32            77               6.16
        48              0.35            78               6.77
        49              0.38            79               7.42
        50              0.41            80               8.13
        51              0.45            81               8.94
        52              0.49            82               9.87
        53              0.54            83              10.91
        54              0.59            84              12.08
        55              0.65            85              13.33
        56              0.72            86              14.65
        57              0.79            87              16.03
        58              0.87            88              17.44
        59              0.96            89              18.91
        60              1.06            90              20.44
        61              1.17            91              22.10
        62              1.29            92              23.91
        63              1.44            93              25.98
        64              1.59            94              28.69


B 0000-00-00                                             Page 4

3.  VARIABLE ACCOUNT, FUNDS AND SUB-ACCOUNTS
    (SEE VARIABLE ACCOUNT SECTION FOR FURTHER INFORMATION)

    The Variable Account is MONY America Variable Account L and includes the sub-accounts listed below.

    The sub-accounts available for investment purposes, and the corresponding portfolios of the applicable funds are:

    SUB-ACCOUNT                      APPLICABLE FUND
    -----------                      ---------------
    Intermediate Term Bond           MONY Series Fund, Inc.
    Long Term Bond                   MONY Series Fund, Inc.
    Money Market                     MONY Series Fund, Inc.
    Government Securities            MONY Series Fund, Inc.
    High Yield Bond                  Enterprise Accumulation Trust
    International Growth             Enterprise Accumulation Trust
    Equity                           Enterprise Accumulation Trust
    Small Cap                        Enterprise Accumulation Trust
    Managed                          Enterprise Accumulation Trust

    The MONY Series Fund, Inc. is organized under the laws of Maryland. The Enterprise Accumulation Trust is organized under the laws of Massachusetts. Each fund is registered with the Securities and Exchange Commission (SEC) as an open end, diversified management investment company under the Investment Company Act of 1940.

_____________________________________________________________________________
4.  WILL PAY

We will pay the death proceeds to the Beneficiary upon receipt of due proof of the Insured's death before Age 95 and while this Policy is in force. We will pay any surrender value to the Insured if living at Age 95. Payment in any case will be subject to all the provisions of this Policy.
_____________________________________________________________________________
5.  DEFINITIONS

"WE", "US" AND "OUR" refer to MONY Life Insurance Company of America.

"HOME OFFICE" means our administrative office at 1740 Broadway, New York, N.Y. 10019. "HOME OFFICE" also includes our Operations Center at One MONY Plaza, Syracuse, New York 13202.

"SPECIFIED AMOUNT IN FORCE" is the Initial Specified Amount, adjusted for any increases or decreases in Specified Amount.

"TARGET DEATH BENEFIT IN FORCE" is the Initial Target Death Benefit shown in
Section 1 adjusted for any increases or decreases.

"GIA" is the Guaranteed Interest Account (see the GIA section for additional information).

"MONTHLY ANNIVERSARY DAY" means the first day of each policy month. But, if that day is not a Valuation Date for all sub-accounts, the Monthly Anniversary Day will be deemed to be the next following Valuation Date.

"UNIT" is the measure by which the value of this Policy's interest in a sub-account is determined.

"VALUATION DATE" is each day that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in the securities of a portfolio of a account (see Section 3) to affect materially the Unit value of that sub-account of the Variable Account.

"ATTAINED AGE" during the first policy year means age at nearest birthday on the Policy Date. During each succeeding policy year, "attained age" means age at nearest birthday on the policy anniversary on which that policy year commenced.

"AGE 95" means the policy anniversary nearest the Insured's 95th birthday.
_____________________________________________________________________________
6. DATES AND POLICY PERIODS

Where dates are shown, the numbers stand for month, day and year, in that order. Months, years and anniversaries are measured from the Policy Date, if no other method is stated. The Policy Date is shown on Page 1. Each policy month starts on the same date in each calendar month as that specified in the Policy Date. If the Policy Date is the 29th, 30th or 31st of a month, there will be some calendar months when there is no same date. For those months the policy month will start on the last day of the calendar month.
_____________________________________________________________________________
7. DEFINITION OF LIFE INSURANCE TEST

In order for the policy to be deemed "life insurance" according to the Internal Revenue Code of 1986 as now or later amended, one of the following tests must be met. The rightsholder elects which test will apply to the policy in the application. Once elected it may not be changed for the duration of the contract. The rightsholder must choose one of the following:

1. Cash Value Accumulation Test - The Death Benefit must be greater than or equal to the account value multiplied by the Cash Value Accumulation Test Death Benefit Percentage.
2. Guideline Premium/Cash Value Corridor Test - The death benefit must be greater than or equal to the cash value Corridor Test Death Benefit Percentage. In addition, premium payments may not exceed the Guideline Premium Limitation. (See Section 9. Premiums)
_____________________________________________________________________________
8.  DEATH PROCEEDS-DEATH BENEFIT OPTIONS

DEATH PROCEEDS - The proceeds payable to the beneficiary upon our receipt of due proof of the death of the Insured while this Policy is in force will be the greater of the Target Death Benefit and Base Death Benefit;

LESS:
-    any debt due us on this Policy; and
- if death occurs during any period for which a monthly deduction has not been made, any monthly deduction that may apply to that period, including the deduction for the month of death.

Interest will be paid on death proceeds paid in one sum. We will determine the interest rate for each year, and this rate will not be less than 2 3/4% annually. Interest will be paid from the date of the Insured's death to the date of payment.

DEATH BENEFIT - The Death benefit will be determined as described under one of the options below. The death benefit option is elected by the rightsholder in the application.

If Death Benefit Option 1 is in effect on the date of death, the Base Death Benefit is the greater of:
a) the Specified Amount in force on the date of death, plus the increase, if any, in the account value since the last Monthly Anniversary Day; and
b) the cash value on the date of death, multiplied by the applicable Death Benefit percentage shown in Section 1.

If Death Benefit Option 2 is in effect on the date of death, the Base Death Benefit is the greater of:

(a) the Specified Amount in force on the date of death, plus the account value on the date of death; and

(b) the cash value on the date of death, multiplied by the applicable Death Benefit percentage shown in Section 1.

A rightsholder who elected an Alternate Death Benefit Percentage at issue may irrevocably revoke that election at nay time while the Insured is living.
______________________________________________________________________________
9. PREMIUMS

PAYMENT OF PREMIUMS - Premiums after the first are payable to us at our Home Office or at any local office to a person authorized by us to accept them, but only in exchange for a receipt signed by our Treasurer and by the person receiving the payment. We shall accept premiums after the first (shown in Section 1) subject to limitations as described below. But we shall not accept any part of a payment as a premium if that part would result in the sum of cumulative premiums paid, less any partial surrenders and their fees, if applicable, being in excess of the guideline premium limitation that then applies to the Policy.

We reserve the right to reject all or a portion of any scheduled or unscheduled premium payment if part (b) of either Death Benefit Option 1 or Death Benefit Option 2 is in effect or would be in effect if such a payment had been accepted by us.

GUIDELINE PREMIUM LIMITATION - This section applies only to policies where the Guideline premium/Cash Value Corrider Test has been selected as the Definition of Life Insurance. The guideline premium limitation that applies to the Policy at any time will never be more than as determined in accordance with Section 7702 of the Internal Revenue Code of 1986 as now or later amended or any further amendment of such Code superseding or modifying that section. The guideline premium limitation that applies to the Policy on the Policy Date is shown in Section 1. Changes in the Specified Amount in force, the Target Death Benefit, the Death Benefit Option in effect or an additional benefit provided by rider will change the guideline premium limitation. In the event of any such change we reserve the right to reduce the Policy's surrender value so that the guideline premium limitation that applies to the Policy is not violated. The amount by which the surrender value is so reduced will be refunded in cash. The endorsement issued to reflect any such change will include the revised guideline premium limitation that then applies to the Policy.

LIMIT ON PREMIUM PAYMENTS ALLOCATED TO THE GIA - We shall return to the rightsholder any part of a premium payment requested for allocation to the GIA if: (a) the account value in the GIA equals or exceeds the GIA Limitation shown in Section 1; or (b) acceptance of that part payment would cause the account value in the GIA to exceed such Limitation.

NET PREMIUM - A net premium is the premium paid, less the sales charge, premium tax charge and federal tax charge shown in Section 1.

PREMIUMS RECEIVED BEFORE OR AT DELIVERY OF THE POLICY - The first full net premium must be paid before or at delivery of the Policy and will be allocated to the Money Market sub-account on the later of the Policy Date and the Valuation Date that coincides with or next follows the Date the premium is received at our Operations Center. If the Policy is not accepted at delivery, any premium paid will be returned without interest.

ALLOCATION OF NET PREMIUMS RECEIVED AFTER DELIVERY OF THE POLICY - Any net premium received after delivery of the Policy and before the end of the "Right to Return Policy" period (see page 1) will be allocated to the Money Market sub-account.

If the Policy has not been returned at the end of the Right to Return period, the account value in the Money Market sub-account will then be transferred to the sub-account or sub-accounts of the Variable Account and/or the GIA in accordance with the most recent scheduled premium allocation election on record. If there is no allocation on record the account value will remain in the Money Market sub-account.

After the "Right to Return Policy" period ends, any net premiums received will be allocated either: (a) to one or more sub-accounts of the Variable Account and/or the GIA in accordance with the scheduled premium allocation then in effect for the Policy; or (b) if there is no such allocation in effect, to the Money Market sub-account.

An unscheduled premium may be otherwise allocated, if a specific request is so made for that premium (see Unscheduled Premiums below).

Net premiums are allocated on the Valuation Date that coincides with, or next follows, the date the premium is received at our Operations Center. Allocations must be made in whole percentages. If the GIA or a sub-account is to receive any allocation, the allocation must be at least 10% of the net premium. The allocation election on record may be changed by written notice to us at our Operations Center. A change will take effect within 7 days after we receive that notice.

SCHEDULED PREMIUMS - We shall send reminder notices for the payment of the scheduled premiums shown in Section 1. The amount and interval of payment of scheduled premiums may be changed upon written request. The new payment interval must satisfy our rules in use at the time of the change.

UNSCHEDULED PREMIUMS - Additional premium payments of at least $250 may be made at any time. We reserve the right to limit the total amount of unscheduled premiums paid during any 12 consecutive calendar months to an amount that assures that the sum of cumulative premiums paid, less any partial surrenders and their fees, is not in excess of the guideline premium limitation, if applicable, that applies to the Policy. An unscheduled premium may be allocated by amount as well as by percentage. If a specific allocation is not requested or is requested incorrectly, the net premium will be allocated to the Money Market sub-account. A specific allocation for an unscheduled premium will not change the allocation on record for scheduled premiums.

______________________________________________________________________________
10.  GRACE PERIOD

If the account value, less any debt, on the Monthly Anniversary Day is not enough to cover the monthly deduction (see Monthly Deduction section) for the following month, we shall send notice of insufficient value. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) any balance needed for the monthly deduction; plus (b) any accrued loan interest due during the grace period; plus (c) an amount equal to 2 monthly deductions or, if greater, the number of monthly deductions until the next scheduled premium due date.

If payment is not received within the grace period, the Policy will end at the end of the grace period and any remaining surrender value will be refunded.

______________________________________________________________________________
11.  REINSTATEMENT

If the Policy ends at the end of the grace period, the Policy may be reinstated.

But this may only be done within 5 years after the Monthly Anniversary Day immediately before the start of the grace period. We shall need:

(a) evidence satisfactory to us that the Insured is insurable.

(b) payment of a premium large enough to cover:

    (i) the balance needed as described in the Grace Period (see Section 10 above); and

    (ii) an amount sufficient to keep the Policy in force for at least 3 months from the reinstatement date.

(c) payment or reinstatement of any debt due us on the Policy, plus payment of interest on any reinstated debt from the date of reinstatement to the next policy anniversary at the rate which applies to policy loans on the date of reinstatement.

(d) payment of a $150 reinstatement fee.

The reinstatement date will be the Monthly Anniversary Day that coincides with, or immediately precedes, the date the application for reinstatement is approved by us.

______________________________________________________________________________
12.  BENEFICIARY

DETERMINATION OF BENEFICIARY - The beneficiary is as set forth in the application for this Policy unless otherwise provided by endorsement. Any reference in any beneficiary designation to a beneficiary living or surviving will, unless otherwise provided, mean living on the earlier of: (a) the day due proof of the Insured's death is received by us at our Operations Center; and (b) the 14th day after the Insured's death. The share of the death proceeds of any beneficiary who is not living on that earlier day will be payable to the remaining beneficiaries. Payment will be made in the manner provided for in that designation. If no beneficiary is then living and unless otherwise provided, the death proceeds will be payable to the Insured's executors or administrators.

CHANGE OF BENEFICIARY - Beneficiary changes may be made during the Insured's lifetime by written notice to us at our Operations Center. A change will take effect as of the date the notice was signed. But we must first accept and record this change at our Operations Center. This change will be subject to any payment made by us or action taken by us before receipt of the notice at our Operations Center. The Policy need not be returned for us to endorse the change unless we ask for it.

______________________________________________________________________________
13.  RIGHTS

During the Insured's lifetime, all rights under this Policy belong exclusively as set forth in the application for this Policy unless otherwise provided by endorsement, these rights include the right to change the beneficiary and to assign. Also included are all other rights, benefits, options, and privileges which are given by this Policy or allowed by us.

_______________________________________________________________________________
14.  OPTIONAL POLICY CHANGES

INCREASE OR DECREASE IN SPECIFIED AMOUNT AND TARGET DEATH BENEFIT

UNSCHEDULED INCREASES -- Increases may be made at any time prior to the policy anniversary nearest the maximum issue age shown in Section 1.

If an Adjustable Term Insurance rider is attached to this Policy, any unscheduled increase may be specified by the rightsholder as an increase in Specified Amount, an increase in Term insurance provided by such rider or any combination of Specified Amount and term insurance rider.

To increase the Target Death Benefit or Specified Amount in force, a supplemental application must be submitted, subject to evidence satisfactory to us that the Insured is insurable. Any increase must be at least $10,000. The increase will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it.

DECREASES -- Decreases may be made at any time. Any decrease in the Specified Amount in force must be at least $10,000. The decrease will take effect on the Monthly Anniversary Date that coincides with, or next follows, the date on which we approve it. The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Specified Amount;

(b)  next, to reduce the next most recent increases, successively;

(c)  finally, to reduce the Initial Specified Amount.

We will reject any requested decrease if that decrease would result in a Specified Amount or Target Death Benefit which is less than the minimum Specified Amount or Target Death Benefit we then allow.

If an Adjustable Term Insurance rider is attached to this Policy, any decrease will be applied first against any term insurance provided by such rider, as specified in such rider, and then to the Specified Amount as shown above.

CHANGING THE DEATH BENEFIT OPTION -- Any change in Death Benefit Option will take effect on the Monthly Anniversary Date that coincides with, or next follows, the date on which we approve the request to change the Option. If the change is made from Option 2 to Option 1, the Specified Amount in force will be increased by the account value on the monthly anniversary day on which the change takes effect. If the change is from Option 1 to Option 2, the Specified Amount in force will be decreased by the amount of the account value on the Monthly Anniversary Day on which the change takes effect. The Specified Amount in force after the decrease cannot be less than the minimum Specified Amount we then allow.

We reserve the right to request evidence of insurability for a change from Option 1 to Option 2. Any change in Death Benefit Option will not affect the Target Death Benefit.
_______________________________________________________________________________
15.  TRANSFERS

TRANSFERS AMONG THE SUB-ACCOUNTS AND THE GIA -- After the "Right to Return Policy" period has expired, account value may be transferred among the sub-accounts and/or from the GIA upon request.

TRANSFERS TO THE GIA -- We will reject any part of a transfer to the GIA if the account value in the GIA equals or exceeds the GIA Limitation shown in
Section 1 or, if that part of the requested transfer would cause the account value in the GIA to exceed such Limitation. Any portion of a requested transfer which is rejected will be retained in the sub-accounts in the same proportion as the transfer amount allocated against each sub-account bears to the total transfer amount.

TRANSFERS FROM THE GIA -- A transfer of account value from the GIA to any of the sub-accounts may be made once each policy year. A request for such transfer must be received by us at our Operations Center on or within 30 days after a policy anniversary. We will reject any part of a requested transfer from the GIA if that part would exceed the greater of: (a) 25% of the account value held in the GIA on the Date the transfer would take effect; or (b) $5,0000.

A transfer transaction which does not move account value from the GIA will take effect on the Valuation Date that coincides with, or next follows the date the request is received at our Operations Center. A transfer transaction which moves account value from the GIA will take effect on: (a) the policy anniversary; or (b) if later (subject to above provisions), the Valuation Date that coincides with or next follows the date the request is received at our Operations Center.

TRANSFER CHARGE -- All transfers included in a request are considered one transaction. The number of guaranteed free transfers which may be made during a policy year and the charge for transfers in excess of that number during that year are shown in Section 1. We reserve the right to increase or decrease the charge but it will never be more than the guaranteed maximum shown in Section 1.

Any applicable transfer charges are allocated against the GIA and/or the sub-accounts from which the account values are being transferred. The charge allocated against the GIA or any sub-account will be in the same proportion that the amount being transferred from the GIA or any sub-account will be in the same proportion that the amount being transferred from the GIA or any sub-account bears to the total amount being transferred. But, if there is insufficient account value in the GIA or any sub-account to provide for its proportionate share of the charge, then the entire charge will be allocated against the GIA and each sub-account in the same proportion that the account value held in the GIA and each sub-account bears to the account value in the GIA and all sub-accounts.

EXCHANGE TRANSFER TO THE GIA -- At any time during the first 24 months after the date of issue of the Policy, the entire amount of account value in the sub-accounts may be transferred to the GIA. Election of this exchange transfer will change this Policy to a policy which is not dependent upon the investment results of a separate account. There will be no transfer charge for an exchange transfer and the GIA limitation will be waived. On the date an exchange transfer takes effect, the premium allocation will be changed to the GIA only.
_______________________________________________________________________________
16.  THE VARIABLE ACCOUNT

The variable benefits under this Policy are provided through investments we make in the Variable Account. This is an investment account established and maintained by us, separate from our general account or other separate accounts. It is used for our flexible premium variable life policies and, if permitted by law, may be used for other policies or contracts.

We own the assets in the Variable Account Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets which exceed the reserves and other liabilities of the Variable Account.

The Variable Account is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the state of Arizona. We may, to the extent permitted by applicable laws and regulations, make these changes: (a) the Variable Account may be operated as a management company under the Investment Company Act of 1940; or (b) the Variable Account may be deregistered under that Act if registration is no longer required; or (c) the Variable Account may be combined with any of our other separate accounts.

SUB-ACCOUNTS -- We use the assets of each separate sub-account to buy shares in a corresponding portfolio of the applicable account. (See Section 3).

We reserve the right to establish new sub-accounts or eliminate one or more sub-accounts if marketing needs, tax considerations or investment conditions warrant. Any new sub-accounts may be made available to existing contracts on a basis to be determined by us. If any of these changes are made, we may by appropriate endorsement change the Contract to reflect the change.

Income and realized and unrealized gains or losses from assets of each sub-account are credited to or charged against that sub-account without regard to income, gains or losses in the other sub-accounts, our general account or any other separate accounts. We reserve the right to credit or charge a sub-account in a different manner if required, or appropriate, by reason of a change in the law.

We will value the assets of each sub-account on each Valuation Date after the assets in its corresponding account portfolio have been valued on that Date.

PORTFOLIO CHANGES -- If, in our judgment, a portfolio no longer suits the purposes of the Policy due to a change in its investment objectives or restrictions, we may substitute shares of another portfolio of that account or shares of another investment account. But, we will notify the rightsholder before doing so and, to the extent required by law, we will get prior approval from the SEC and the Arizona Insurance Department. Such approval process is on file with the Arizona Insurance Department. We also will get any other required approvals.
______________________________________________________________________________
17.  THE GIA

The GIA is part of our general account. The general account consists of all of our assets except those held by the Variable Account and other separate accounts maintained by us. The guaranteed annual interest rate that applies in the calculation of the account value in the GIA is 4% (0.010746%, compounded daily). Interest in excess of the guaranteed rate may be applied in the calculation of that account value in a manner determined by us. We may use different rates of interest for different portions of the account value in the GIA.

After the 10th policy anniversary the annual interest rates that apply in the calculation of the account value in the GIA on a given date will be .15% higher than the rates applicable to policies of the same type which have not yet reached their 10th policy anniversary. It is anticipated but not guaranteed that this .15% increase in annual interest will be increased by an additional
 .15%. This additional increase is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

18.  CASH VALUE

The cash value of this Policy at any time is the account value, plus any applicable refund of sales charge.

________________________________________________________________________
19.  ACCOUNT VALUE

1.  The account value of this Policy on the Policy Date is:

    (a) the net premiums received by us on or before the Policy Date; less

    (b) the monthly deduction due on the Policy Date.

Thereafter, account value calculations are made on Valuation Dates. If an account value calculation has to be made for a day that is not a Valuation Date, then we shall use the Valuation Date that next follows that day.

2. The account value of this Policy on a Valuation Date is determined as follows:

     (a) Determine the Policy's account value in each sub-account on that Valuation Date by multiplying the number of Units credited to the sub-account for the Policy before the purchase or redemption of any Units on that Date by its Unit value on that Date.

     (b)  Total the account value in each sub-account on that Valuation Date.

     (c) Add the account value in the GIA on that Valuation Date; this is the accumulated value with interest of net premiums allocated, and amounts transferred, to the GIA before that Date, decreased by any allocations against the GIA before that Date for: (i) any amounts transferred to Loan Account; (ii) any amounts transferred to the sub-accounts and applicable transfer charge; (iii) any partial surrender and its fee; and (iv) any monthly deductions.

     (d)  Add any mounts in Loan Account on that Date.

     (e)  Add interest credited on that Date on the amounts in (d) above.

     (f)  Add any premiums received on that Valuation Date.

     (g)  Deduct any partial surrender, and its fee, made on that Valuation
          Date.

     (h)  Deduct any monthly deduction to be made on that Valuation Date.

3. The account value of this Policy on a Monthly Anniversary Day for the purpose of determining the cost of insurance on that Day is determined as follows:

     (a)  Determine the Policy's account value on that Day as described in items
          (a) through (g) in subsection 2 of this section.

     (b)  Deduct the monthly deduction (excluding the cost of insurance).

________________________________________________________________________________
20.  SUB-ACCOUNT UNIT VALUE

The unit value of each sub-account on its first Valuation Date was set at $10. The unit value of each sub-account on any subsequent Valuation Date is obtained by dividing (a) by (b) where:

     (a) is the per share net asset value on the Valuation Date of the applicable account portfolio in which the sub-account invests times the number of such shares held in the sub-account before the purchase or redemption of any shares on that Date.

     (b) is the total number of Units held in the sub-account on the Valuation Date before the purchase or redemption of any Units on that Date.
________________________________________________________________________________
21. MONTHLY DEDUCTION

The monthly deduction on a Monthly Anniversary Day for the following policy month is (a), plus (b), plus (c), plus (d) where:

(a)  is the cost of insurance (see Cost of Insurance section below).

(b)  is the cost of any additional benefits provided by rider.

(c)  is the administrative charge (as shown in Section 1).

(d)  is the mortality and expense risk charge (as shown in Section 1).

Any monthly deduction to be made before the end of the "Right to Return Policy" period (see page 1) will be allocated against the Money Market sub-account. Monthly deductions made after the end of the "Right to Return Policy" period will be allocated against the GIA and/or each sub-account in the same proportion that the Policy's account value held in the GIA and/or each sub-account bears to the Policy's account value in the GIA and all sub-accounts on that Day.

MONTHLY MORTALITY AND EXPENSE RISK CHARGE. The Monthly Mortality and Expense Risk Charge is determined on a monthly basis on a Monthly Anniversary Day. The amount of the charge is deducted from the account value is equal to the monthly mortality and expense risk factor multiplied by the sum of the account value of all sub-accounts of the Separate account. The Monthly Mortality and Expense Risk factors are shown in Section 1.

______________________________________________________________________________
22.  Cost of Insurance

The cost of insurance is determined on a monthly basis on a Monthly Anniversary Day. It is determined separately for each of the following, in the order shown:

(a) the Initial Specified Amount; and

(b) each increase in Specified Amount, successively, in the order in which it took effect; and

(c) either (i) or (ii) below, depending upon the Death Benefit Option in effect on the Monthly Anniversary Day:

    (i) if Death Benefit Option 1 is in effect and if the Base Death Benefit that would have been payable in the event of the Insured's death on that Day is greater than the Specified Amount then in force, the difference between that Base Death Benefit and that Specified Amount;

    (ii) if Death Benefit Option 2 is in effect and if the Base Death Benefit that would have been payable in the event of the Insured's death on that Day is the cash value multiplied by the applicable death benefit percentage, the difference between that Base Death Benefit less the cash value on that Day and the Specified Amount then in force. (The applicable death benefit percentage is shown in Section 1.)

The cost of insurance on a Monthly Anniversary Day for each of (a), (b), (c)(i) and (c)(ii) above is calculated by multiplying its insurance rate (see Insurance Rate section below) by its Amount At Risk (defined below). The insurance rate that applies to (c)(i) and (c)(ii) is the same as the rate that applies to the most recent increase in Specified Amount. (If there has been no increase, the rate for the Initial Specified Amount applies.)

The "Amount At Risk" on the Monthly Anniversary Day is the difference between
(1) and (2), where: (1) is the Death Benefit that would have been payable in the event of the Insured's death on that Day; and (2) is the account value on that Day determined as described in subsection 3 of the Account Value section. The Policy's account value on the Monthly Anniversary Day is applied in the order shown to (a), (b) and, if applicable, (c)(i) or (c)(ii) above, to determine the Amount At Risk for each. If the account value when so applied equals or exceeds the Initial Specified Amount, there is no Amount At Risk for that Initial Specified Amount and no cost of insurance for it. If the account value when so applied equals or exceeds the Initial Specified Amount plus any increase in Specified Amount, there is no Amount At Risk for that increase and no cost of insurance for it.

______________________________________________________________________________
23.  Insurance Rate

The insurance rate is based on the Insured's sex, age on the Policy Date, number of years since the Policy Date, and class of risk. "Class of risk" for the Initial Specified Amount is the class of risk to which the Insured belonged on the Policy Date and is shown on Page 1.

The insurance rate for any unscheduled increase in Specified Amount will be based on the Insured's sex, age on the effective date of the increase, number of years since that date and "Class of Risk" on that date.

Each year we shall review the monthly insurance rates to determine if any change should be made. Monthly insurance rates will be based on our expectations as to future: (a) mortality; (b) investment earnings; (c) expenses, and (d) persistency. But, we guarantee that the insurance rates for the Initial Specified Amount will never be more than the rates shown in the Guaranteed Monthly Insurance Rates for Initial Specified Amount table in
Section 2. And, insurance rates for any unscheduled increase in Specified Amount will never be more than the guaranteed rates provided by us at issue for the Insured's class of risk at the time the increase takes effect.

All guaranteed rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Tables as applicable, with interest at the rate of 4% a year (0.01074670%, compounded daily) with appropriate increase for rated risk. Any change in insurance rates will be on a uniform basis for insureds of the same class. Changes in rates and the way in which they are determined will be filed with the insurance supervisory official of the state in which the Policy is delivered.

______________________________________________________________________________
24.  Continuation of Insurance

The policy will be continued only as long as the account value less any debt is sufficient to cover any monthly deductions. (See Section 10. Grace Period.)

This Continuation of Insurance provisions will not continue the Policy beyond Age 95. Nor will it continue any additional benefit rider beyond its date for termination.

______________________________________________________________________________
25.  Basis of Calculation

Minimum cash values are based on the 1980 Commissioners' Standard Ordinary Mortality Table.

The method of determining cash values and sales charge has been filed with the insurance supervisory official of the state in which this Policy is delivered. Cash values are not less than the minimum values required by the law of the state in which the Policy is delivered.
_____________________________________________________________________________
26.  SURRENDER

The Policy may be surrendered at any time during the Insured's lifetime for its surrender value, which is its cash value less any debt.
_____________________________________________________________________________
27.  PARTIAL SURRENDER

A partial surrender of this Policy may be made after the first policy anniversary for any amount of at least $500 which, with its fee (see below), is less than the Policy's account value on the date of the partial surrender. A partial surrender may not result in a Specified Amount or Target Death Benefit in force less than the minimum we then allow. Nor may it result in a remaining account value of less than $500. We reserve the right to limit the number of partial surrenders to 12 during a policy year.

A partial surrender fee equal to the lesser of: (a) $25; and (b) 2% of the amount of the partial surrender will apply to each partial surrender. The fee will be retained by us.

ALLOCATION OF PARTIAL SURRENDERS - Any partial surrenders (and their fees) will be allocated against the GIA and each sub-account in the same proportion that the account value held in the GIA and each sub-account bears to the account value in the GIA and all sub-accounts.

Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request is received at our Operations Center.

If Death Benefit Option 1 is in effect on the day on which a partial surrender is made, we shall then reduce the amount of the Base Death Benefit and Target Death Benefit payable on that day by the amount of the partial surrender, plus its applicable fee. If the amount of that reduced Base Death Benefit is less than the Specified Amount in force on that day will be decreased as of that day to equal the amount of that reduced Base Death Benefit. But the amount of partial surrender cannot result in a Specified Amount or Target Death Benefit in force less than the minimum Specified Amount or Target Death Benefit we then allow.
_____________________________________________________________________________
28.  LOANS

Loans for not less than the minimum amount of $250 may be obtained at any time while this Policy has a loan value. A proper assignment of this Policy to us will be needed. The loan value is up to 90% of the account value less any debt on the date of the loan.

LOAN INTEREST - Loan interest at an annual rate of 4.6% will be charged in arrears on new or outstanding loans, including a loan continued after any re-instatement of the Policy. Loan interest will accrue daily between policy anniversaries and will be payable in arrears on each policy anniversary. Any interest not paid when due will be added to the loan and bear interest at the 4.6% annual rate.

MISCELLANEOUS PROVISIONS - The Policy will be the sole security for any policy loan. But it need not be given to us for endorsement unless we ask for it.

Any reference to debt means total loan principal under this Policy plus any accrued and unpaid loan interest.

If ever the debt exceeds the account value, this Policy will end. But we must first give at least 61 days notice of insufficient value.

Any debt may be repaid in whole or part before the Insured's death.

Any notice referred to in this "Loans" section will be mailed to the last known address of the rightsholder and any assignee of record.

Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request for the loan is received at our Operations Center.

The entire amount of the loan will be allocated against the GIA and each sub-account in the same proportion that the account value held in the GIA and each sub-account bears to the account value in the GIA and all sub-accounts.

Any debt repayment will be allocated to the GIA and/or the sub-accounts in accordance with the scheduled premium allocation then in effect (see
Premiums section).
_____________________________________________________________________________
29. LOAN ACCOUNT

The loan account is a portion of the Policy's account value which was transferred from the GIA or the sub-accounts to secure any outstanding debt. On each Monthly Anniversary Day we credit interest on the loan account. The loan account will earn interest at a rate not less than 4% per year. The loan account is part of our general account.

After the 10th policy anniversary the annual interest rate applicable to the loan account will be .15% higher than the rate applicable to policies of the same type which have not yet reached their 10th anniversary. It is anticipated but not guaranteed that after the 10th policy anniversary this .15% increase in annual interest will be increased by additional .15%. This additional increase is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

If the entire debt is repaid on a date which is not a Monthly Anniversary Day, we determine the interest earned on the loan account from the preceding Monthly Anniversary Day to the date that payment was received by us at our Operations Center. This interest will be allocated on the date of repayment among the GIA and/or the sub-accounts in accordance with the most recent scheduled premium allocation on record (see Premiums section).
________________________________________________________________________________
30.  GENERAL PROVISIONS

THE CONTRACT - This Policy has been issued in consideration of the application and of the payment of the first premium shown in Section 1. The application (copy attached) is a part of the Policy. The Policy and the application (and any supplemental applications for optional increases in Specified Amount) are the entire contract.

STATEMENTS IN APPLICATION - All statements made in the application will be considered to be representations. They are not warranties. No statement may be used to make this Policy invalid or to deny a claim under it, unless the statement is contained in the written application, a copy of which is attached at issue.

INCONTESTABILITY - This Policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its date of issue. Any unscheduled increase in Specified Amount or Target Death Benefit or any reinstatement will be incontestable only after the increase or reinstatement has been in force during the lifetime of the Insured for 2 years from the date it took effect.

MISSTATEMENT OF AGE OR SEX - If the Insured's age or sex has been misstated, the amount of any Death Benefit will be the sum of (a) and (b), where:

(a)  is the account value on the date of death;

(b) is the Amount At Risk (as determined in accordance with Section 22) on the last Monthly Anniversary Day, multiplied by the ratio of the insurance rate on the last Monthly Anniversary Day based on the incorrect age or sex to the insurance rate that would have applied on that Day based on the correct age or sex.

SUICIDE EXCLUSION - In case of the suicide of the Insured, sane or insane, within 2 years of the date of issue of the Policy, or within 2 years of the date of any reinstatement, the amount payable by us will be limited to the amount of the premiums paid less: (a) any debt; and (b) any partial surrenders and their fees.

But, in case of the suicide of the Insured, sane or insane, within 2 years of the date any unscheduled increase in Specified Amount or Target Death Benefit took effect the amount payable by us with respect to that increase will be limited to its cost.

ASSIGNMENT - We shall not be charged with notice of assignment of any interest in this Policy until the assignment (or a copy) is received at our Home Office. We are not responsible as to the validity or effect of any assignment. We may rely solely on the statement of the assignment as to the amount of his or her interest. All assignments will be subject to any debt on this Policy. The interest of any beneficiary or other person will be subordinate to any assignment, whenever made. The assignee will receive any sum payable to the extent of his or her interest.

POLICY PAYMENT - In any settlement of this Policy, by reason of death, surrender, or otherwise, we may require the return of the Policy. Also, any debt on this Policy will be deducted when we determine the proceeds.

Due proof of death disability must be submitted to us at our Operations Center on forms furnished by us. These forms can be obtained from any local office of ours, or from our Operations Center.

RELATIONSHIPS - Relationships used in any beneficiary or other designation will refer to the Insured unless otherwise specified.

AUTHORITY - No change in this Policy will be valid until it is approved by one of our executive officers. This approval must be endorsed on or attached to this Policy. No agent or other person has authority to accept representations or information not in the written application. Nor may that person change this Policy or waive any of its provisions.

POSTPONEMENT OF CERTAIN PAYMENTS OR TRANSFERS - We will usually pay any amount payable on surrender, partial surrender or loan within 7 days after we receive written request for the payment at our Operations Center. We will usually pay any death proceeds within 7 days after we receive due proof of death. But, any payment involving a determination of account value may be postponed in any case whenever:

(a) the New York Stock Exchange is closed (except for customary weekend and holiday closings), or trading on the New York Stock Exchange is restricted as determined by the Securities and

     Exchange Commission (SEC);

(b)  the SEC by order permits postponement for the protection of policyholders;
     or

(c) the SEC determines that a state of emergency exists, so that valuation of the assets of the Variable Account or disposal of securities is not reasonably practicable.

Transfers among sub-accounts, and allocations to and against sub-accounts also may be postponed under the circumstances described in (a), (b) and (c) above.

REPORTS -- We will send a report at least annually to the rightsholder showing the then current status of the Policy. It will show since the last report: premiums received; expense charges (including any transfer charges); cost of insurance and any riders; interest on account value in Loan Account; interest on account value in GIA; and any partial surrenders (and fees).

It will also show as of the current and prior report dates: Death Benefit; Specified Amount; surrender value; account value; sub-account Unit values; account value in the GIA; any debt; interest accrued on Loan Account; and any other information required by state law or regulation.

We will also send to the rightsholder any reports required by the Investment Company Act of 1940.

PROJECTION OF BENEFITS AND VALUES -- We shall provide a projection of illustrative future benefits and values at any time after the first policy anniversary upon; (a) written request; and (b) payment of a service fee. The fee will be the one then in effect for this service. The illustration will be based on: (a) requested assumptions as to Specified Amount, Death Benefit Option and scheduled premiums; and (b) any other assumptions that are needed and that we agree to.

NONPARTICIPATION -- We pay no dividends on this Policy.
____________________________________________________________________________
31.  SETTLEMENT OPTIONS

Instead of being paid in one sum, any death or surrender proceeds payable under this Policy to a natural person in his or her own right may be settled under one of the options below. The payments under the option chosen must be made to that person (the payee). The amount of death or surrender proceeds must be at least $1,000.

OPTIONS AVAILABLE --

1. Interest Income -- Interest on the proceeds held by us at the rate set by us for each year. This rate will not be less than 2 3/4% a year.

2. Income for Specified Period -- Income for the number of years chosen, based on the table below. This table shows the monthly income for each $1,000 of proceeds. Payments may be increased by additional interest as we may determine for each year.

OPTION 2 TABLE

_____________________________________________________________________________
Years     1      2      3      4      5      6      7      8       9      10
_____________________________________________________________________________
Amount   $84.37  42.76  28.89  21.96  17.80  15.03  13.06  11.58  10.42  9.50
_____________________________________________________________________________
Years     11      12      13     14     15     16     17     18    19     20
_____________________________________________________________________________
Amount   $ 8.75   8.13   7.60   7.15   6.75   6.41   6.11   5.85  5.61   5.39
_____________________________________________________________________________

3. Single Life Income -- Income for a period certain and during the balance of the payee's lifetime. The period certain chosen may be: (a) 0, 10 or 20 years; or (b) the period required for the total income payments to equal the proceeds (reaccount period certain). The amount of income will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3 table at the end of the Settlement Options section. The minimum income amount shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest.

If the income based on the period certain elected is the same as the income provided by another available longer period or periods certain, we will deem an election to have been made of the longest period certain.

3A. Joint Life Income -- Income during the joint lifetime of the payee and another person. Income will continue during the balance of the survivor's lifetime. The type of income chosen may give a survivor's income equal to: (a) the income amount payable during the joint lifetime; or (b) two-thirds of that income amount.

The amount of income payable during the joint lifetime will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3A table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest. If a person for whom option 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Option 3 with 10 years certain.

4. Income of Specified Amount -- Income, of the amount chosen, for as long as the proceeds and interest last. But, the amount chosen may not be less each year than 10% of the proceeds. Interest will be credited annually on the balance of the proceeds at the rate for each year set by us. This rate will not be less than 2 3/4% a year.

OTHER SETTLEMENT OPTIONS -- The proceeds may be settle under any other option agreed to by us.

CHOICE OF SETTLEMENT - During the Insured's lifetime, one of the above options may be chosen for proceeds payable by reason of his or her death. Or, a prior choice may be changed. The choice or change will be subject to the same conditions and will take effect in the same way as a change of beneficiary.

The payee of any proceeds payable in one sum but not yet paid may instead choose one of the options. This must be done by written notice to us at our Operations Center not more than 1 month after the proceeds become payable.

PAYMENT PROVISIONS - A supplementary contract will be issued when the proceeds are settled under one of these options. The contract will set forth the terms of the settlement. The contract date will be the date of the Insured's death if: (a) the proceeds settled are death proceeds; and (b) the settlement was chosen during the Insured's lifetime. In all other cases the contract will bear the date the proceeds become payable.

Payment will be made monthly unless quarterly, semi-annual or annual payments are asked for when the option is chosen. But, if payments of the chosen frequency would be less than $25 each, we may use a less frequent payment basis.


____________________________________________________________________________
To obtain the amount of other than
monthly payments, multiply the                           Semi-
monthly payment by the appropriate factor.       Ann.     Ann.    Quarterly
____________________________________________________________________________
OPTION 2                                         11.85    5.97      2.99
____________________________________________________________________________
OPTION 3 - 0 Years Certain                       11.68    5.90      2.97
____________________________________________________________________________
OPTION 3 - 20 Years Certain,
or Reaccount Period Certain                      11.80    5.95      2.99
____________________________________________________________________________
OPTION 3 - 10 Years Certain, or OPTION 3A        11.74    5.92      2.97
____________________________________________________________________________

The first payment under Option 2, 3, 3A, or 4 will be due as of the contract date. The first payment under Option 1 will be due 1, 3, 6, or 12 months after that date, depending on the frequency of payment.

Before we pay under Option 3 or 3A, we shall need proof of age which satisfies us. After the contract date, unless otherwise provided in the settlement approved by us at the time it was chosen, any settlement under Option 1, 2, 3, or 4 will end at the payee's death. The amount stated below for that option will then be paid in one sum to the payee's executors or administrators.

Option 1 or 4 - Any unpaid proceeds and interest to the date of death.

Option 2 or 3 - The amount which, with compound annual interest, would have provided any future income payments for: (a) the specified period (Option 2); or (b) the specified period certain (Option 3). This interest will be at the rate or rates we assumed in computing the amount of income.

_______________________________________________________________________________
SETTLEMENT OPTIONS (CONTINUED)

OPTION 3 -- MINIMUM MONTHLY INCOME PER $1,000 OF PROCEEDS

The life income shown is based on the payee's age at nearest birthday on the due date of the first income payment.
_______________________________________________________________________________


  10 Years            20 Years         10 Years            20 Years         10 Years            20 Years           0 Years
   Certain             Certain          Certain             Certain          Certain             Certain           Certain
-------------       -------------    -------------       -------------    -------------       -------------    -----------------
Male   Female  AGE  Male   Female    Male   Female  AGE  Male   Female    Male   Female  AGE  Male   Female    Male   AGE  Female
-----  ------  ---  -----  ------    -----  ------  ---  -----  ------    -----  ------  ---  -----  ------    -----  ---  ------
$3.21  $3.14   10*  $3.20  $3.13     $3.74  $3.56   35   $3.71  $3.55     $5.42  $4.93   60   $4.97  $4.71     $3.46  25   $3.34
 3.22   3.15   11    3.21   3.14      3.78   3.59   36    3.75   3.58      5.54   5.04   61    5.04   4.77      3.59  30    3.44
 3.23   3.16   12    3.23   3.15      3.82   3.62   37    3.78   3.61      5.67   5.14   62    5.10   4.84      3.75  35    3.57
 3.24   3.17   13    3.24   3.17      3.86   3.65   38    3.82   3.64      5.80   5.25   63    5.16   4.91      3.96  40    3.73
 3.26   3.18   14    3.25   3.18      3.90   3.69   39    3.85   3.67      5.94   5.37   64    5.22   4.98      4.22  45    3.93

 3.27   3.19   15    3.27   3.19      3.94   3.72   40    3.89   3.70      6.08   5.50   65    5.28   5.05      4.56  50    4.20
 3.29   3.20   16    3.28   3.20      3.99   3.76   41    3.93   3.73      6.23   5.63   66    5.33   5.12      4.99  55    4.54
 3.30   3.22   17    3.30   3.21      4.04   3.80   42    3.98   3.77      6.38   5.77   67    5.38   5.19      5.57  60    5.00
 3.32   3.23   18    3.31   3.23      4.09   3.84   43    4.02   3.81      6.54   5.92   68    5.43   5.25      6.39  65    5.64
 3.34   3.24   19    3.33   3.24      4.14   3.88   44    4.06   3.84      6.71   6.07   69    5.48   5.32      7.53  70    6.53

 3.36   3.26   20    3.35   3.25      4.20   3.92   45    4.11   3.88      6.88   6.23   70    5.52   5.38
 3.37   3.27   21    3.37   3.27      4.25   3.97   46    4.16   3.93      7.05   6.40   71    5.55   5.43      Refund Period
 3.39   3.29   22    3.38   3.28      4.31   4.02   47    4.21   3.97      7.22   6.58   72    5.59   5.48         Certain
 3.41   3.30   23    3.40   3.30      4.38   4.07   48    4.26   4.01      7.40   6.76   73    5.62   5.53     -----------------
 3.43   3.32   24    3.42   3.32      4.44   4.12   49    4.31   4.06      7.57   6.95   74    5.64   5.57     Male   AGE  Female
                                                                                                               -----  ---  ------
 3.46   3.34   25    3.45   3.33      4.51   4.18   50    4.37   4.11      7.75   7.15   75    5.66   5.60     $3.44  25   $3.33
 3.48   3.36   26    3.47   3.35      4.58   4.24   51    4.42   4.16      7.92   7.34   76    5.68   5.63      3.56  30    3.42
 3.50   3.38   27    3.49   3.37      4.66   4.30   52    4.48   4.21      8.09   7.54   77    5.70   5.66      3.70  35    3.54
 3.53   3.40   28    3.52   3.39      4.74   4.36   53    4.54   4.27      8.26   7.74   78    5.71   5.68      3.88  40    3.69
 3.56   3.42   29    3.54   3.41      4.82   4.43   54    4.60   4.32      8.42   7.94   79    5.72   5.70      4.11  45    3.87

 3.58   3.44   30    3.57   3.43      4.91   4.51   55    4.66   4.38      8.57   8.14   80+   5.73   5.71      4.38  50    4.11
 3.61   3.46   31    3.59   3.45      5.00   4.58   56    4.72   4.44                                           4.73  55    4.40
 3.64   3.49   32    3.62   3.48      5.10   4.66   57    4.78   4.51                                           5.18  60    4.78
 3.67   3.51   33    3.65   3.50      5.20   4.75   58    4.85   4.57                                           5.76  65    5.28
 3.71   3.54   34    3.68   3.52      5.31   4.84   59    4.91   4.64                                           6.52  70    5.94

* and under
+ and over

The minimum income for any age now shown in the 0 Years Certain and Reaccount Period Certain columns is calculated on the same mortality and interest assumptions as the minimum income for the ages shown and will be quoted on request.
_______________________________________________________________________________


OPTION 3A -- MINIMUM MONTHLY INCOME PER $1,000 OF PROCEEDS

The income shown is based on the ages (at nearest birthday on the due date of the first income payment) of the 2 persons during whose joint lifetime payments are to be made.
_______________________________________________________________________________


         Same Income Continued to Survivor                                  Two-Thirds of Income Continued to Survivor
--------------------------------------------------------               ---------------------------------------------------------
 AGE                        AGE OF MALE                                 AGE                      AGE OF MALE
  OF       ---------------------------------------------                 OF      -----------------------------------------------
FEMALE      50        55        60        65        70                 FEMALE       50       55         60        65       70
------     -----     -----     -----     -----     -----               ------      -----     -----     -----     -----     -----
  50       $3.89     $3.98     $4.04     $4.09     $4.13                  50       $4.20     $4.35     $4.51     $4.69     $4.89
  55        4.03      4.16      4.27      4.36      4.42                  55        4.36      4.54      4.73      4.95      5.18
  60        4.16      4.34      4.51      4.66      4.78                  60        4.55      4.76      4.99      5.25      5.53
  65        4.27      4.51      4.76      4.99      5.20                  65        4.76      5.01      5.29      5.62      5.97
  70        4.37      4.66      4.99      5.34      5.67                  70        4.99      5.28      5.63      6.04      6.49

The minimum income for any other combination of ages or for 2 persons of the same sex are calculated on the same mortality and interest assumptions as the minimum income for the combinations of ages shown and will be quoted on request.
_______________________________________________________________________________

_____________________________________________________________________________
RIDER ATTACHED TO AND FORMING A PART OF POLICY
ISSUED BY MONY LIFE INSURANCE COMPANY OF AMERICA
_____________________________________________________________________________
ENDORSEMENTS
(Endorsements may be made only by the Company, and any on this page were made when this Policy was issued, unless otherwise stated.)

ADJUSTABLE TERM INSURANCE

Providing adjustable term insurance on the Insured's life, as described below. This rider has no surrender value or loan provisions.

We shall pay to the beneficiary the Amount of Term Insurance In Force at the death of the Insured. Payment will be made upon receipt by us at our Home Office of due proof that the Insured's death occurred: (a) on or before the first policy anniversary or during any renewal term; (b) while this rider was in force; and (c) while no monthly deduction for the Policy was in default beyond its grace period. Payment will be made subject to all provisions of the Policy to which this rider is attached.

DEFINITIONS

"Insured" means the insured named in the Policy to which this rider is attached. -

AMOUNT OF TERM INSURANCE IN FORCE - The Amount of Term Insurance In Force at any time is equal to the difference between the Target Death Benefit and the Base Death Benefit. The amount of term insurance automatically adjusts for increases and decreases in Base Death Benefit and/or Target Death Benefit, but will never be less than zero. At issue, the maximum amount of term insurance allowed is equal to eight times the Initial Specified Amount.

TARGET DEATH BENEFIT - The Target Death Benefit in force on the date of issue of this rider is shown in Section 1 of the Policy. The Target Death Benefit may be changed in accordance with the terms of this rider.

AUTOMATIC RENEWAL DATES AND TERM - This rider will be automatically renewed each policy anniversary on or before the Insured's age 95. The term of the renewal will be for a period of one year.

RIDER COST - The monthly cost of this rider is deducted from the account value on a Monthly Anniversary Day. The insurance rate as to the initial amount of term insurance and any scheduled increase in term insurance is based on the Insured's sex, if applicable, age on the Policy Date, number of years since the Policy Date, and class of risk. "Class of Risk" for the initial amount of term insurance is the class of risk to which the Insured belonged on the Policy Date and is shown on Page 1 of the Policy. The insurance rate for any unscheduled increase in the amount of term insurance will be based on the Insured's sex, if applicable, age on the effective date of the increase, number of years since that date and class of risk on that date. The cost of insurance for this rider is calculated as its monthly cost of insurance rate multiplied by the amount of term insurance, per $1,000 of this rider. The monthly cost of insurance rates are shown in Section 2 of the Policy.

Each year we shall review the monthly term insurance rates to determine if any change should be made. Monthly insurance rates will be based on our expectations as to future: (a) mortality; (b) investment earnings; (c) expenses, and (d) persistency. We guarantee that the insurance rates for the initial amount of term insurance will never be more than the rates shown in the Guaranteed Monthly Insurance Rates for Initial Specified Amount table in
Section 2. Insurance rates for any increase in term insurance will never be more than the guaranteed rates provided by us at the time the increase takes effect.

No monthly deduction will be made for this rider after it ends.

CHANGES IN AMOUNT OF COVERAGE

SCHEDULED INCREASE IN TARGET DEATH BENEFIT - Scheduled increases in the Target Death Benefit are allowed only if specified at the time of application for the Policy. A scheduled increase is reflected in the amount of term insurance only. The Base Death Benefit of the Policy remains level. Evidence of insurability is not required.

UNSCHEDULED INCREASE IN TARGET DEATH BENEFIT - Unscheduled increases in the Target Benefit may be made at any time prior to the policy anniversary nearest the maximum issue age shown in Section 1 of the Policy.

To increase the Target Death Benefit in force, a supplemental application must be submitted, subject to evidence satisfactory to us that the Insured is insurable. Any increase must be at least $10,000. The increase will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it.

An unscheduled increase may be specified by the rightsholder as an increase in the amount of term insurance only, an increase in Specified Amount only or any combination of term insurance and Specified Amount.

96100

DECREASE IN TARGET DEATH BENEFIT - Decreases may be made at any time. The decrease will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it. The decrease will be applied first against the term insurance provided by this rider, and then to the Specified Amount of the Policy as follows:

Amount of the Policy as follows:

(a) first, to reduce the term insurance provided by the most recent increase in term insurance;

(b) next, to reduce the next most recent term insurance increases successively;

(c) next, to reduce the initial term insurance;

(d) next, to reduce the amount provided by the most recent increase in Specified Amount;

(e) next, to reduce the next most recent increases, successively;

(f) finally, to reduce the Initial Specified Amount.

We will reject any requested decrease if that decrease would result in a Specified Amount or Target Death Benefit which is less than the minimum Specified Amount or Target Death Benefit we then allow.

PARTIAL SURRENDER - If a partial surrender reduces the Specified Amount of the Policy, the Target Death Benefit will be reduced by an amount equal to the reduction in the Specified Amount.

RIDER EFFECTIVE DATE - The effective date of this rider is the date of issue of the Policy.

GENERAL - Any provision of this rider inconsistent with any other provision of the Policy controls this rider.

REINSTATEMENT - Any reinstatement of this Policy will include reinstatement of any insurance in force under this rider.

NON-PARTICIPATING - This rider does not participate in our surplus earnings.

TERMINATION OF RIDER - This rider will end; (a) by written request; (b) when the Policy goes out of force; (c) on the policy anniversary nearest the Insured's 95th birthday; or (d) upon the death of the Insured.


DAVID S. WALDMAN, Secretary

96100

______________________________________________________________________________
RIDER ATTACHED TO AND FORMING A PART POLICY
ISSUED BY MONY LIFE INSURANCE COMPANY OF AMERICA
______________________________________________________________________________

ENDORSEMENTS
(Endorsements may be made only by the Company, and any on this page were made when this Policy was issued, unless otherwise stated.)

GUARANTEED DEATH BENEFIT RIDER

THE BENEFIT -- While this rider is in force, if on any Monthly Anniversary Day the Policy would otherwise lapse in accordance with the provisions of its Grace Period (see Grace Period section), the Policy will nonetheless continue in force during that policy month. We will deduct the monthly deduction to the extent possible and we will waive any excess not deducted as applicable. This rider does not guarantee the continuation of any Adjustable Term Insurance Rider under the policy.

GUARANTEE PERIOD -- The guarantee period for this rider is to the Insured's age 95.

RIDER COST -- The monthly cost of this rider is included in the monthly deduction for the Policy. After the date this rider ends there will be no monthly deduction for it.

MONTHLY GUARANTEE PREMIUM -- The monthly guarantee premium for this rider at issue is shown in Section 1 and is based on the Insured's age, sex, if applicable, class of risk, the Specified Amount and any other riders.

A new monthly guarantee premium will be determined for any change in the Target Death Benefit or death benefit option, based on the Insured's age and class of risk on the effective date of the increase. A new monthly guarantee premium will also be determined when any other riders are terminated.

The cumulative monthly guarantee premium is the sum of each monthly guarantee premium times the number of inforce policy months during which that premium was applicable. Unless otherwise terminated (see Termination of Rider below) this rider will continue in force during its Guarantee Period if on each Monthly Anniversary Day: (a) the total premiums received (less any partial surrenders and their fees) exceed the cumulative monthly guarantee premium; and (b) the account value of the Policy exceeds debt under the Policy.

RIDER GRACE PERIOD

A. If on any Monthly Anniversary Day the total premiums received less any partial surrenders and their fees do not exceed the cumulative monthly guarantee premium, we will send a notice of insufficient premium. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) the difference between total premium less any partial surrenders and their fees and the cumulative monthly guarantee premium; plus (b) an amount equal to the greater of (i) two monthly guarantee premiums; or (ii) the number of monthly guarantee premiums until the next scheduled premium due date.

B. If ever the debt under the Policy exceeds its account value we will a notice of insufficient value. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) the difference between the debt and the account value; plus (b) the amount described in A(b) above.

If, on a Monthly Anniversary Day, the condition of insufficient premium described in A above and insufficient value described in B above both occur simultaneously, the greater of the amount described in A or B will be payable within 61 days from the date of notice.

If the payment described above is not received within the grace period, this rider will end and the provisions of the Grace Period of the Policy will again apply (see Grace Period of Policy). The notice will be mailed to the last known address of the Insured and of any assignee of record.

TERMINATION OF RIDER -- This rider will end on the earliest of: (a) the end of the 61 day rider grace period if payment of the amount required under that provision is not received; (b) the death of the Insured; (c) the last day of its Guarantee Period; (d) the date the Policy goes out of force: or (e) the Monthly Anniversary Day that coincides with, or next follows the date on which we receive written request to end the rider.

On and after its end, this rider will have no force.

Effective on the date of issue of the Policy.



DAVID S. WALDMAN, Secretary

96102

________________________________________________________________________________

RIDER ATTACHED TO AND FORMING A PART OF POLICY
ISSUED BY MONY LIFE INSURANCE COMPANY OF AMERICA
Insured: John Doe
Date of Issue of this Rider: 7-1-96
Amount of Term Insurance at issue: $50,000
Class of Risk: Standard
_______________________________________________________________________________

ENDORSEMENTS

(Endorsements may be made only by the Company, and any on this page were made when this Policy was issued, unless otherwise stated.)

ADJUSTABLE TERM INSURANCE

Providing adjustable term insurance on the Insured's life, as described below. This rider has no surrender value or loan provisions.

We shall pay to the beneficiary the Amount of Term Insurance In force at the death of the Insured. Payment will be made upon receipt by us at our Home Office of due proof that the Insured's death occurred: (a) on or before the first policy anniversary or during any renewal term; (b) while this rider was in force; and (c) while no monthly deduction for the Policy was in default beyond its grace period. Payment will be made subject to all provisions of the Policy to which this rider is attached.

DEFINITIONS

"Insured" means the insured named in the Policy to which this rider is attached.

AMOUNT OF TERM INSURANCE IN FORCE -- The Amount of Term Insurance In Force at any time is equal to the difference between the Target Death Benefit and the Base Death Benefit. The amount of term insurance automatically adjusts for increases and decreases in Base Death Benefit and/or Target Death Benefit, but will never be less than zero. At issue, the maximum amount of term insurance allowed is equal to eight times the Initial Specified Amount.

TARGET DEATH BENEFIT -- The Target Death Benefit in force on the date of issue of this rider is shown in the Supplement to Rider. The Target Death Benefit may be changed in accordance with the terms of this rider.

AUTOMATIC RENEWAL DATES AND TERM -- This rider will be automatically renewed each policy anniversary on or before the Insured's age 95. The term of the renewal will be for a period of one year.

RIDER COST -- The monthly cost of this rider is deducted from the account value on a Monthly Anniversary Day. The insurance rate as to the initial amount of term insurance is based on the Insured's sex, if applicable, age on the Policy Date, number of years since the Policy Date, and class of risk. "Class of Risk" for the initial amount of term insurance is the class of risk to which the Insured belonged on the Policy Date and is shown above. The insurance rate for any unscheduled increase in the amount of term insurance will be based on the Insured's sex, if applicable, age on the effective date of the increase, number of years since that date and class of risk on that date. The cost of insurance for this rider is calculated as its monthly cost of insurance rate multiplied by the amount of term insurance, per $1,000 of this rider. The monthly cost of insurance rates are shown in Section 2 of the Policy.

Each year we shall review the monthly term insurance rates to determine if any change should be made. Monthly insurance rates will be based on our expectations as to future: (a) mortality; (b) investment earnings; (c) expenses, and (d) persistency. We guarantee that the insurance rates for the initial amount of term insurance will never be more than the rates shown in the Guaranteed Monthly Insurance Rates for Initial Specified Amount shown in
Section 2 of the Policy. Insurance rates for any increase in term insurance will never be more than the guaranteed rates provided by us at the time the increase takes effect.

No monthly deduction will be made for this rider after it ends.

CHANGES IN AMOUNT OF COVERAGE

UNSCHEDULED INCREASE IN TARGET DEATH BENEFIT -- Unscheduled increases in the Target Death Benefit may be made at any time prior to the policy anniversary nearest the maximum issue age shown in Section 1 of the Policy.

To increase the Target Death Benefit in force, a supplemental application must be submitted, subject to evidence satisfactory to us that the Insured is insurable. Any increase must be at least $10,000. The increase will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it.

An unscheduled increase may be specified by the rightsholder as an increase in the amount of term insurance only, an increase in Specified Amount only or any combination of term insurance and Specified Amount.

96101

DECREASE IN TARGET DEATH BENEFIT - Decreases may be made at any time. The decrease will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it. The decrease will be applied first against the term insurance provided by this rider, and then to the Specified Amount of the Policy as follows:

(a) first, to reduce the term insurance provided by the most recent increase in term insurance,

(b)  next, to reduce the next most recent term insurance increases successively;

(c)  next, to reduce the initial term insurance.

(d) next, to reduce the amount provided by the most recent increase in Specified Amount;

(e)  next, to reduce the next most recent increases, successively;

(f)  finally, to reduce the Initial Specified Amount.

We will reject any requested decrease if that decrease would result in a Specified Amount or Target Death Benefit which is less than the minimum Specified Amount or Target Death Benefit we then allow.

PARTIAL SURRENDER - If a partial surrender reduces the Specified Amount of the Policy, the Target Death Benefit will be reduced by an amount equal to the reduction in the Specified Amount.

RIDER EFFECTIVE DATE - The effective date of this rider is the Monthly Anniversary Day on or following the date the application for it is approved.

GENERAL - Any provision of this rider inconsistent with any other provision of the Policy controls this rider. This rider has been issued in consideration of the application for it, a copy of which is attached.

INCONTESTABILITY - This rider will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its date of issue. Any unscheduled increase in term insurance or any re-instatement will be incontestable only after such increase or reinstatement has been in force during the lifetime of the Insured for 2 years from its effective date.

MISSTATEMENT OF AGE OR SEX - If the Insured's age or sex has been misstated, any amount payable under this rider will be that which the monthly cost of this rider deducted from the Policy's account value would have purchased for the Insured's correct age or sex.

SUICIDE EXCLUSION - In case of the suicide of the Insured, sane or insane, within 2 years of the date of issue of this rider, the amount payable by us will be limited to the cost of the rider. In the case of suicide of the Insured, sane or insane, within 2 years of the effective date of any unscheduled increase in the amount of insurance under this rider, the amount payable by us will be limited to the cost of that increase.

REINSTATEMENT - Any reinstatement of this Policy will include reinstatement of any insurance in force under this rider.

NON-PARTICIPATING - This rider does not participate in our surplus earnings.

TERMINATION OF RIDER - This rider will end: (a) by written request; (b) when the Policy goes out of force; (c) on the policy anniversary nearest the Insured's 95th birthday; or (d) upon the death of the Insured.


DAVID S. WALDMAN, Secretary

96 101

                              SUPPLEMENT TO RIDER

         TARGET DEATH BENEFIT SCHEDULE - TABLE OF TARGET DEATH BENEFITS

  POLICY                TARGET DEATH            POLICY          TARGET DEATH
   YEAR                   BENEFIT                YEAR             BENEFIT
-----------             ------------            ------          ------------
    1                     $250,000                26              $250,000
    2                     $250,000                27              $250,000
    3                     $250,000                28              $250,000
    4                     $250,000                29              $250,000
    5                     $250,000                30              $250,000
    6                     $250,000                31              $250,000
    7                     $250,000                32              $250,000
    8                     $250,000                33              $250,000
    9                     $250,000                34              $250,000
   10                     $250,000                35              $250,000
   11                     $250,000                36              $250,000
   12                     $250,000                37              $250,000
   13                     $250,000                38              $250,000
   14                     $250,000                39              $250,000
   15                     $250,000                40              $250,000
   16                     $250,000                41              $250,000
   17                     $250,000                42              $250,000
   18                     $250,000                43              $250,000
   19                     $250,000                44              $250,000
   20                     $250,000                45              $250,000
   21                     $250,000                46              $250,000
   22                     $250,000                47              $250,000
   23                     $250,000                48              $250,000
   24                     $250,000                49              $250,000
   25                     $250,000                50              $250,000

________________________________________________________________________________
RIDER ATTACHED TO AND FORMING A PART OF POLICY
ISSUED BY THE MONY LIFE INSURANCE COMPANY OF AMERICA
________________________________________________________________________________

ENDORSEMENTS
(Endorsements may be made only by the Company, and any on this rider were made when this Policy was issued, unless otherwise stated.)

CHANGES IN POLICY PROVISIONS

This Policy is changed as shown below:

1.   CHANGES IN THE CONTRACT'S SETTLEMENT OPTION 3 AND 3A TABLES

A. The minimum monthly income amounts shown for males in the Option 3 table are deleted. The minimum monthly income amounts shown for females in that table will apply for males also.
B.   The following replaces the Option 3A table in the Contract:

OPTION 3A - MINIMUM MONTHLY INCOME PER $1,000 OF PROCEEDS

The income shown is based on the ages (at nearest birthday on the due date of the first income payment) of the 2 persons during whose joint lifetime payments are to be made.

_______________________________________________________________________________
Same Income Continued to Survivor    Two-Thirds of Income Continued to Survivor
___________________________________  __________________________________________
AGE OF                               AGE OF
 ONE        AGE OF OTHER PERSON       ONE          AGE OF OTHER PERSON
PERSON                               PERSON
        50    55    60    65   70             50     55     60     65     70
___________________________________  __________________________________________
  50  $3.89 $3.98 $4.04 $4.09 $4.13    50    $4.20  $4.35  $4.51  $4.69  $4.89
  55         4.16  4.27  4.36  4.42    55            4.54   4.73   4.95   5.18
  60               4.51  4.66  4.78    60                   4.99   5.25   5.53
  65                     4.99  5.20    65                          5.62   5.97
  70                           5.67    70                                 6.49


The minimum income for any other combination of ages is calculated on the same mortality and interest assumptions as the minimum income for the combinations of ages shown and will be quoted on request.

2. The title of the "Misstatement of Age or Sex" provision is changed to "Misstatement of Age" and the words "or sex" are deleted from the content of that provision.

3. The "Insurance Rate" provision is revised to delete reference to the word "sex" throughout the provision.

4. This endorsement was developed to assist employers in complying with the United States Supreme Court decision in ARIZONA VS. NORRIS. The endorsement is subject to change if required by the law and regulations of the state in which the Policy is delivered.




Secretary

96202

Part 1 Application to: MONY Life Insurance Company of America
(An Arizona Stock Company)
P.O. Box 4830, Syracuse, NY 13221
________________________________________________________________________________
           CORPORATE OWNED FLEXIBLE PREMIUM VARIABLE LIFE APPLICATION
________________________________________________________________________________
                                    Case Name/Number: VL 0005
                                                      --------------
________________________________________________________________________________
SECTION A - Proposed Insured Information
________________________________________________________________________________

1.  Name (first, middle, last) (print name as it is to appear on policy)
    John Doe
    ---------------------------------------------------------------------

2.  Sex (M/F)           M                3.  Insurance Age  35
                        --------------                      --------------

4.  Birthdate (mo/day/yr) 07-01-61    5.  Birthplace (state/country) NY, NY
                          ---------                                  -------

6.  Social Security Number 123-45-6789
                           -----------------------------

7.  Marital Status (check one)
        single   X  married      wldowed      divorced      separated
    ---         ---          ---          ---           ---

8.  Driver's License Number D0000-0000-0000     9. License State NY
                            ------------------                   -------

10.  Telephone Number  Home: 212-555-1000     Business: 212-555-0001
                             ----------------           ----------------

         Preferred Calling Time _____ AM/PM  Preferred Calling Time:_____ AM/PM

11.  Home Address (street, apt. no.) 1 Main Street
                                     ------------------------------------------

               (city) Blank   (state) Blank  (zip code) 00001  (county) Blank
                      ------          ------            ------          -------

12.  Employer Name Ajax Inc.
                   -----------------------------------------

13.  Employer Address (street) 1 Main Street
                               -------------------------------------------------

                   (city) Blank      (state) Blank    (zip code) 00001
                          ---------          -------             -------

14.  Occupation Office Manager         Describe Exact Duties
                -------------------
                                       and Number of Years 10 years
                                                           ---------------------

15.  Currently or during the past 12 months, has the Proposed Insured:

     a) smoked one or  more cigarettes?        yes    X  no
                                           ---       ---

     b) used another form of nicotine?         yes    X  no
                                           ---       ---

     If "yes", specify type:
     __ pipe  __ chewing tobacco  __ nicotine gum  __ cigar  __ other _________

16. Does the proposed insured have an injury or sickness that restricts in any manner the ability to engage in an occupation on a full time basis?
            yes    X  no
        ---       ---

17. Has the Proposed insured been hospitalized or treated by a physician in the last three months?
            yes   X  no
        ---      ---

18. During the past 10 years has the Proposed Insured been diagnosed with or treated for AIDS (Acquired Immune Deficiency Syndrome) or HIV (Human Immunodeficiency Virus) infection by a member of the medical profession?
            yes   X  no
        ---      ---
________________________________________________________________________________
IF "YES" TO QUESTION A16, A17, OR A18, EXPLAIN IN SECTION H "REMARKS" AND ANSWER HEALTH QUESTIONS IN SECTION G.

19.  Will coverage applied for replace or change any life insurance or
     annuities?          yes    X  no
                     ---       ---

     If "yes", complete:

    Amount    Company    Issue Year    Policy Number     Life, Group or Annuity
________________________________________________________________________________
$
________________________________________________________________________________
$
________________________________________________________________________________
$
________________________________________________________________________________
$
________________________________________________________________________________
(Submit replacement form if required.)

96-400

________________________________________________________________________________
SECTION B -- Owner/Rightsholder (if other than Proposed Insured)
________________________________________________________________________________

1.  Owner Name  _______________________________________________________

2.  Owner Address  (street) ____________________________________________________

                   (city) ___________ (state) ___________ (zip code) __________

3.  Relationship to Proposed Insured __________________________________

4.  Social Security Number or Taxpayer Identification Number __________________

________________________________________________________________________________
SECTION C -- Beneficiary
________________________________________________________________________________

1. Primary Beneficiary(ies) (print full names, relationship to proposed insured, and birthdate)
_______________________________________________________________________________

    Mary Doe, Wife
-------------------------------------------------------------------------------

2. Contingent Beneficiary(ies) (print full names, relationship to proposed insured, and birthdate)
_______________________________________________________________________________

    James Doe, Child
-------------------------------------------------------------------------------

________________________________________________________________________________
SECTION D -- Coverage Information
________________________________________________________________________________

1.  Plan: Variable Life         2. Initial Specified Amount: $100,000
          -------------------                                -------------------

3.  Scheduled Periodic Premium:      $915.00
                                     ----------------------------

4.  Unscheduled First Year Premium:  $915.00
                                     ----------------------------

5.  Premium Mode:    X  Annual      Semi-Annual      Quarterly      Monthly
                    ---          ---              ---            ---

6.  Billing Method:     Direct Bill      List Bill      Single Premium
                    ---               ---            ---

7.  Has the Policyowner received a copy of the Temporary
    Insurance Agreement?                                         yes  X  no
                                                             ---     ---

    Amount Paid   $__________________________

8.  Death Benefit Option

      X   Option 1 (Specified Amount Option 1 is automatic unless
     ---
          Option 2 is checked.)

          Option 2 (Specified Amount plus Account Value)
     ---

          Alternate Death Benefit Percentage
     ---

9.  Optional Benefits:

      X  Term Insurance Rider
     ---
         Initial Target Death Benefit: $100,000 (please attach target death
                                       --------
         benefit schedule)

         Guaranteed Death Benefit Rider
     ---

         Other
     ---       -----------------------------------------

10. Definition of Life Insurance Test:  X  Guideline Premium/Cash Value Corridor
                                       --- Test

                                           Cash Value Accumulation Test
                                       ---

96-400

________________________________________________________________________________
SECTION E - Policy Dating (complete if specific policy date is requested)
________________________________________________________________________________

1.  Specified Date: _________ OR Date to save Insured's age:  ___ yes ___ no

________________________________________________________________________________
SECTION F - Financial Information
________________________________________________________________________________

1.  Total Individual Life Insurance in force                 $_______________

2.  What is the purpose of the insurance applied for? __________________________

    a) If the insurance applied for is personal, what is the proposed insured's:
                                Total Annual Income before Taxes $____________
                                Total Assets                     $____________
                                Total Liabilities                $____________
                                Net Worth                        $____________

    b) If business insurance:
                                Annual net profit before taxes $_____________ Business reason for insurance (furnish details)
                                _______________________________________________

                                _______________________________________________

                                Proposed Insured's Annual Income  $____________

_______________________________________________________________________________
SECTION G - Medical Information (COMPLETE FOR FULLY UNDERWRITTEN AND GUARANTEED ISSUE WHERE EXCESS AMOUNTS ARE INVOLVED)
_______________________________________________________________________________

1.  Height :  6'0''      Weight: 180 lbs
             ______              _______

2.  a)  Within the past 2 years has the proposed insured:

        (i) been convicted of two or more moving violations or driving under the influence of alcohol or drugs; or had a driver's license
               suspended or revoked?                      ___ yes   _x__ no

        (ii) flown as a pilot or crewmember, or engaged in parachuting, hang gliding, ballooning, motorized-racing or underwater diving below
               60 feet?                                   ___ yes   _x__ no

        (iii)  operated a motorcycle?                     ___ yes   _x__ no

    b)  Does the proposed insured presently intend to engage in any activity in
        2a(ii) in the future?                             ___ yes   _x__ no
        (if "yes" to any of 2a(i), a(ii), or b, complete Section 1)

3.  Has the proposed insured:

     a) ever been medically diagnosed, medically treated for, or had symptoms of heart trouble, heart murmur, chest pain, stroke, high blood
         pressure, diabetes, cancer or tumor?             ___ yes   _x__ no

     b) ever used cocaine, heroin, LSD, marijuana, or any other narcotic drug or controlled substance except as prescribed by a physician?
                                                          ___ yes   _x__ no

     c)  during the past 2 years had a physical exam?     ___ yes   _x__ no
                         prompted by symptoms?            ___ yes   ___ no
                         findings normal?                 ___ yes   ___ no

     d) during the past 5 years had any illness, surgery, or injury requiring treatment by a physician, hospital, or other medical facility?
                                                          ___ yes   _x__ no

     e) during the past 5 years been treated or counseled for mental or emotional trouble, neurological disorder or the use of alcohol or drugs by a physician, counselor, psychologist, hospital or clinic?
                                                          ___ yes   _x__ no

      (IF "YES" TO ANY PART OF THIS QUESTION, INCLUDE DETAILS IN QUESTION 4.)

96-400

4. Details of all "yes" answers for Question 3. For any checkup or routine examination, indicate what symptoms, if any, prompted it and include test results of the examination and any special tests. Include clinic identification number if applicable.

_______________________________________________________________________________

               Person, Illness,
                Treatment and
              Number of Attacks     Onset/                    Doctor, Clinic or
  Question   (including specific   Recovery    If disabled,   Hospital Complete
   Number      diagnosis and         Date        how long?      address, and
(3a,b,c,d,e)    medication)      (mo/day/year)  (in months)     phone number
_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

5.  Personal Physician Information

             Name                Charles Coe, MD
                                 -----------------------------

             Address             2 Medical Plaza
                                 -----------------------------

                                 Blank, Blank 00001
                                 -----------------------------

             Phone No.           (212) 555-0000
                                 -----------------------------

             Date last seen      (mo/day/yr) 05/01/90
                                             --------

_______________________________________________________________________________
SECTION H -- Remarks
_______________________________________________________________________________

_______________________________________________________________________________





________________________________________________________________________________

________________________________________________________________________________
SECTION I -- Automobile/Aviation/Avocation Information
             (Complete only if any of question G2 is answered yes.)
________________________________________________________________________________

1.  Automobile Driving Record

    a)  Have you ever been convicted of driving while under the influence of
        alcohol or drugs?                                         __ yes  __ no

        How many times? __________ Conviction Dates: (mo./yr.)  _______________

    b) Number of moving violations you have been convicted of in the past 2 years __________________

        How many speeding violations? __________ When? (mo./yr.) _____________

        Speed Limit ___________        Speed Attained ___________

    c)  Have you ever had your driver's license suspended
        or revoked?                                               __ yes  __ no

        If yes: Date Suspended/Revoked (mo./yr.) _______ For how long? _______ Date Restored _____________

2.  Aviation

    a)  Have you flown an aircraft within the past 2 years as a pilot or crew
        member, or do you intend to do so in the future?           __ yes  __ no

    b)  Date of last flight as pilot? (mo./yr.) _____________

    c)  Type of aviation license or certificate now held?
                               __ Student      __ Private       __ Commercial
                               __ Military     __ Instructor    __ Other

        Date of issue: (mo./yr.) _____ Do you intend to renew?     __ yes  __ no

    d)  Total hours flown as pilot? ___________

    e)  Have you ever done any test flying, or do you intend to do so?
                       (If "yes," explain in "Remarks")            __ yes  __ no

f) Do you have an Instrument Flight Rating (IFR)?              __ yes   __ no

________________________________________________________________________________
Type of Flying              Hours Flown Past      Probable Flying Hours Next
                               12 Months                  12 months
________________________________________________________________________________
Scheduled Airlines
________________________________________________________________________________
Employer Owned Plane
(for business transportation)
________________________________________________________________________________
Private Plane
(for pleasure or business)
________________________________________________________________________________
Nonscheduled Airlines
(explain in "Remarks")
________________________________________________________________________________
Charter
________________________________________________________________________________
Flight instruction as
instructor
________________________________________________________________________________
Military (include duties and
type of aircraft in "Remarks")
________________________________________________________________________________
Other flying
(explain in "Remarks")
________________________________________________________________________________


g) If either is necessary under Company rules, which of the following to you prefer? __ Full aviation coverage at an extra premium
           __ Restricted aviation coverage without extra premium

3. Avocations

   a) Motor Vehicle Racing

      1. Racing Status: __ Professional __Amateur
      2. Type of vehicle you race: __ Stock Car __Dragster __ Boat __ Sports Car
                                   __ Midget Car __ Motorcycle __ Other
      3. Exact description of vehicle (Formula 1, Thunderboat, etc.) __________
      4. Type of track: __Paved __ Dirt __Other
      5. Type of Race: __ Speed __ Hill Climbing __Rally __Dragstrip __ Other
      6. Number of Races in last 12 months: ________Maximum Speed: _________mph Date of last race: (mo./yr.) _____________

   b) Underwater Diving
      1. Do you dive for: __ Pleasure only __Pleasure and employment
      2. Number of dives in last 12 months to:
         __ 60 ft  __ 61-75 ft  __ 76-100 ft  __ 101-150 ft __ over 151 ft
      3. Date of last dive below 60 ft: (mo./yr.) __________
      4. Do you dive alone?                                    __ yes   __ no

   c) Parachute Jumping
      1. Are you a member of a Parachute Club which adheres to PCA safety
         rules and regulations?                                __ yes   __ no
      2. Total number of jumps made:  __________
      3. Date of last jump: (mo./yr.) __________

   d) Gliding
      1. Glide Status:   ___ Professional   ___ Amateur
      2. Type of aircraft used:  __ Hang glider
         __ Sailplane (if Sailplane complete question 3)  __ Other
      3. Are you affiliated with a hang glider club?           __ yes   __ no
      4. Maximum altitude achieved:  __ to 50 ft  __ over 50 ft
      5. Total number of flights made:  ________________
      6. Number of flights in last 12 months: __________
      7. Date of last flight: (mo./yr.) ____________

   e) Ballooning
      1. Do you fly over:  __ land only   __ land and water
      2. Type of balloon:  __ Hot Air     __ Gas

Do you anticipate future participation in any of the above avocations?
                                                               __ yes   __ no

Do you anticipate future participation in any other advocation? (If "yes,"
please give details in "Remarks.")                              __ yes   __ no

________________________________________________________________________________
Remarks:



________________________________________________________________________________
FOR HOME OFFICE USE ONLY: Any Home Office corrections and amendments made after the application was signed are shown either in this space or on a separate form requiring signed ratification. (Not applicable in WV)


________________________________________________________________________________

96-400

I represent the statements and answers in this application to be true and complete to the best of my knowledge and belief. I offer them to the Company to induce it to issue the policy or policies and to accept the payment of premiums thereunder.

I AGREE THAT: (1) Payment of the first premium, if after the application date below, will mean that I represent that such statements and answers would be the same if made at the time of such payment; (2) no one but an Executive Officer of the Company may change any contract or waive any of its provisions; (3) when coverage takes effect: if a policy is issued exactly as applied for and required cost has been received, the policy will take effect on the date we authorize its delivery or on any later requested Policy Date. If a policy is issued either (a) other than as applied for, or (b) exactly as applied for but any required cost remains unpaid, the policy will take effect on the date it is delivered, provided its delivery and payment of any required cost are made while each person to be insured is living. (4) Acceptance of any policy issued will ratify any correction in or amendment to the application noted by the Company in the space provided "FOR HOME OFFICE USE ONLY", in Section H of the application. A Copy of the application attached to the policy will be sufficient notice of the change made. If the laws where the application is made so require any change of amount, class or risk, age at issue, plan of insurance or benefits must be ratified in writing.

UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT:

- The social security/tax identification number(s) is shown and is the correct taxpayer identification number of the rightsholder (or the rightsholder is waiting for a number to be issued).

- I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service
(IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding (does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contribution to an individual retirement arrangement (IRA), and payments other than interest and dividends.)

FOR UNDERWRITING AND CLAIM PURPOSES, I PERMIT:

- Any physician or other medical practitioner, hospital, clinic, other medically related facility, consumer reporting agency, or the Medical Information Bureau
(MIB) to give medical record information regarding me to the Company or any of its reinsurers. The data includes findings on medical care; psychiatric or psychological care or examinations; or surgery. Also, any insurer or reinsurer may give the company medical data described above and data about current or pending insurance I may have.

- The Company to get consumer reports; and motor vehicle reports about me.

- Any employer, business associate, financial institution, insurer, government unit or MIB, Inc. to give the Company any data that they may have about my occupation, avocations, driving record, finances, insurance coverage, general reputation and aviation activities (i.e.: "personal information").

I UNDERSTAND THAT:

- A photocopy or facsimile transmission copy of this form will be as valid as the original. My consent to get medical record information and personal information about me will end two years from the date shown below. I may at anytime, however, revoke my permission to get any data protected by 42 CFR Part 2 or any other Federal or State law or regulation which provides for such revocation. Any action taken before revocation, however, will be valid.

- I have been given a copy of "MONY's Information Practices and The Underwriting Process," including notices regarding consumer reports, and MIB, Inc. I know that I have a right to get a copy of this form.

- My records are protected under federal and state law and cannot be disclosed without my written consent unless otherwise provided by law. I further understand that the specific types of information to be disclosed may, if applicable, include: diagnosis, prognosis and treatment for physical and/or emotional illness, including treatment of alcohol or substance abuse for any admissions; diagnosis, prognosis and treatment of HIV infection including HIV test results; and diagnosis, prognosis and treatment for any communicable disease or serious communicable disease or infection, including sexually transmitted diseases.

- All or part of the data which the Company gets may be sent to MIB. It may also be disclosed to and used by any Company reinsurer, employee or contractor who performs any business service on any insurance I may have applied for or have with the Company. The applicant realizes that any person who, with intent to defraud or knowing that he/she is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud, which may result in loss of coverage under this policy.

Signed at (City and State)     Blank, Blank        on     7-1-96
                           ______________________     _______________

X          John Doe
  __________________________________________________________
   (Signature of Insured)

Signature of Owner (Rightsholder) (if other than proposed Insured), who agrees to be bound by the representations and agreements in this and in any other part of this application.

x
  __________________________________________________________
   (Signature)

x     Richard Doe
  __________________________________________________________
   (Signature of Registered Representative/Licensed Agent)

96-400

THIS IS A FLEXIBLE PREMIUM VARIABLE LIFE TO AGE 95 POLICY. Specified Amount may be increased or decreased. Net premiums may be allocated to one or more sub-accounts of the Variable Account or to the Guaranteed Interest Account
(GIA). If the values have been sufficient to continue the Policy in force: death proceeds are payable in event of death before Age 95; surrender value is payable if Insured is living at Age 95. Some benefits reflect investment results. Flexible premiums until Age 95. Nonparticipating (no dividends payable).

                                                                        Page 18